Exhibit 1

Execution Copy

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into on October 26, 2011 by and among:

(1)     Bertelsmann Asia Investments AG, a limited liability company organized under the laws of Switzerland (“BAI”);

(2)     Champion Shine Trading Limited, a business company organized under the laws of the British Virgin Islands (“CST”);

(3)     Champion Education Holdings Limited, a business company organized under the laws of the British Virgin Islands (“CEH”, and together with CST, the “Purchasers”);

(BAI, on the one hand, and the Purchasers, on the other hand, shall be individually referred to as a “Party” and together, as the “Parties”.)

RECITALS

WHEREAS, BAI holds 16,268,523 ordinary shares, par value $0.0001 per share (the “Shares”) of China Distance Education Holdings Limited, a company organized under the laws of the Cayman Islands (the “Company”), of which 1,750,000 Shares are represented by 437,500 American Depositary Shares (the “ADSs”);

WHEREAS, Zhu Zhengdong, a citizen of the People’s Republic of China (ID No. 320102196806142439) (“Zhu”) is the sole shareholder of CST;

WHEREAS, Zhu and Yin Baohong, a citizen of the People’s Republic of China (ID No. 320102196710242849) hold 80% and 20%, respectively, of the equity interest in CEH;

WHEREAS, BAI has agreed to sell to the Purchasers, and the Purchasers have agreed to purchase from BAI, all of the Shares held by BAI on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recital, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	AGREEMENT TO SELL AND PURCHASE.

Subject to the terms and conditions of this Agreement, BAI agrees to sell to the Purchasers, and the Purchasers agree to jointly and severally purchase 16,268,523 Shares (the “Securities”) in accordance with the schedule and for the per share and aggregate purchase price as set forth on Schedule B hereto. For the avoidance of doubt, the ADSs are a portion of the Securities which is the subject of the sale hereunder.

This Agreement and a Deed of Share Charge dated as of the date hereof are hereinafter sometimes referred to collectively as “Transaction Documents”.

2.	DELIVERY AND PAYMENT.

2.1     Delivery of, and payment of the purchase price for, the Securities (or any portion thereof) shall be made on any day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and Switzland (each, a “Sale Day”), provided that a minimum amount of the Securities set forth opposite each Sale Date on Schedule B shall be purchased on or prior to each such Sale Day on Schedule B and all of the Securities must be purchased by the last Sale Date set forth on Schedule B. For avoidance of doubt, all of the Securities can be purchased at any time before the last Sale Date. On a Sale Date, the closing of the sale of the Securities shall take place remotely via the exchange of documents and signatures.

2.2     The obligations of the Parties to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the condition that all the representations and warranties of each Party in this Agreement shall be true and correct when made and as of the relevant Sale Date. At each such closing, (i) the Purchasers shall pay to BAI an amount equal to the aggregate purchase price for the Securities being sold to the Purchaser(s) as set forth on Schedule B hereto (the “Purchase Price”), payable by wire transfer of immediately available funds to an account timely designated by BAI, or by issuance of a note in favor of BAI in an amount equal to the Purchase Price or a combination thereof, and (ii) BAI shall deliver the share certificates and, if the Securities being sold are represented by the ADSs, the certificates evidencing the ADSs, accompanied by duly executed instruments of transfer, to the Purchaser(s) (as Zhu shall designate) against the payment by the Purchasers of the Purchase Price. If any part of the Purchase Price is funded by a note in favor of BAI, such note shall be substantially in the form attached hereto as Exhibit A (the “Note”), and shall rank in priority to any and all indebtedness of the Purchasers now or in the future incurred other than to BAI.

2.3     At such closing, BAI and the applicable Purchaser(s) shall execute such additional documents as may be necessary or appropriate to effect the sale of such Securities to the applicable Purchaser(s). Any stamp duty or transfer taxes or fees payable on the transfer of such Securities shall be borne and paid by the Party who incurs them pursuant to the applicable law, or if there are no such explicit provisions under applicable laws and regulations, be equally shared by BAI and the Purchasers. Immediately after BAI’s receipt of full payment pursuant to this Section 2, the Purchasers shall cause the Company and, if applicable, the depositary for the ADSs, to take (and BAI shall assist the Company in taking) all necessary or appropriate action to record such transfer on its books and update its register of members and to promptly thereafter and in any event within five (5) days reissue certificates, as applicable, to the applicable Purchaser(s) and BAI reflecting the number of Shares and ADSs held by them after giving effect to such sale of the Securities.

3.	REPRESENTATIONS AND WARRANTIES OF BAI.

BAI hereby represent and warrant to the Purchasers, as of the date hereof and each Sale Date:

3.1     Organization, Standing and Qualification. BAI is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party.

3.2     Due Authorization. All corporate action on the part of BAI, and, as applicable, its respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of BAI under this Agreement and (ii) the sale and delivery of the Securities by BAI on the Sale Date have been taken or will be taken prior to the Sale Date. This Agreement, when executed and delivered by BAI, shall constitute valid and legally binding obligations of BAI enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.3     Valid Title to the Securities. As of each Sale Date, BAI has good and valid title to the Securities being sold to the Purchasers and owns such Securities beneficially and of record, free and clear of all liens, charges, mortgages, pledges or encumbrances of any manner.

3.4     Exempt Offering. Subject to the accuracy of the Purchasers’ representations and warranties under Section 4 hereof, the sale and purchase of the Securities are exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Act”) and from the registration or qualification requirements of any other applicable securities laws and regulations.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS.

The Purchasers hereby jointly and severally represent, warrant and covenant to BAI, as of the date hereof and each Sale Date, that:

4.1     Organization, Standing and Qualification. Each of CST and CEH is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority carry on its business as now conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party.

4.2     Due Authorization. All action on the part of Zhu and Yin and all corporate action on the part of CST and CEH, and, as applicable, its respective officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of all obligations of the Purchasers under this Agreement have been taken or will be taken prior to the Sale Date. This Agreement, when executed and delivered by the Purchasers, shall constitute valid and legally binding obligations of the Purchasers enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.3     Status of Purchasers. Each of the Purchasers is either (i) an “accredited investor” within the meaning of U.S. Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Act. The Purchasers are able to fend for itself in the transactions contemplated by this Agreement and have the ability to bear the economic risks of its investment in the Securities.

4.4     Purchase for Own Account. The Securities will be acquired for the Purchasers’ own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. The Purchasers further represent that none of them have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Securities.

4.5     Exempt from Registration; Restricted Securities. The Purchasers understand that the Securities (except those represented by ADSs) are not, and will not be, registered under the Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of BAI on such exemption is predicated in part on the Purchasers’ representations set forth in Section 4 hereof. The Purchasers understand that the Securities (except those represented by ADSs) are restricted securities within the meaning of Rule 144 under the Act; that the Securities are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

4.6     No Non-Public Information. The Purchasers acknowledge that none of them has provided any information that currently constitutes material, non-public information relating to the Company to BAI for the purpose of or in connection with the negotiation, conclusion or performance of this Agreement, and further acknowledge that BAI has not requested any such information from the Company. Each Purchaser represents that its purchase of the Securities is being made in compliance with the Company’s Insider Trading Policy, 10b5-1 plan or similar policies or plans governing purchase and sale of the Company’s securities by “covered persons” (as defined therein).

4.7     No Litigation. There is no litigation, arbitration or administrative proceeding before or of any court, tribunal, arbitrator or governmental authority is presently taking place, pending or to its knowledge (having made all reasonable inquiries) threatened or contemplated, to which any Purchaser or its controlling person is or may be a party or to which the assets or property of any Purchaser or its controlling person is or may be subject, that if determined adversely to such Purchaser or its controlling person, would, individually or in the aggregate, reasonably be expected, with notice or lapse of time or both, to have a material adverse effect on the financial condition, properties or prospects of such Purchaser taken as a whole or on such Purchaser’s ability to consummate the transactions contemplated hereby on a timely basis.

4.8     Solvency. As of the date hereof, immediately prior to and immediately following the consummation of the transactions contemplated by the Transaction Documents, each of the Purchasers is and will be Solvent (as defined herein). None of the Purchasers is contemplating either the filing of any further petition by it under any bankruptcy, insolvency laws or the liquidation of all or a substantial portion of its property, and it has no knowledge of any person contemplating the filing of any such petition against it. As used herein, “Solvent” shall mean, for any person on a particular date, that on such date (i) the fair value of the property (including contract rights) of such person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person, (ii) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (iii) such person does not intend to, and does not believe it will, incur debts and liabilities beyond such person’s ability to pay as such debts and liabilities mature, (iv) such person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such person’s property would constitute an unreasonably small capital and (v) such person is able to pay its debts as they become due and payable.

4.9     NO TRANSFER. To the extent and so long as any Note remains outstanding, none of the Purchasers shall directly or indirectly sell, gift, transfer, exchange, assign, charge, mortgage, pledge, encumber, grant any security interest, option, warrant or other right or interest of the like or otherwise dispose of any of the shares of the Company held by it that have been or will be pledged in favor of BAI under that certain Deed of Share Charge dated as of the date hereof, or enter into any agreement for any of the foregoing or cause any of the foregoing to occur.

5.	INDEMNIFICATION.

Each of the Parties shall indemnify, defend and hold harmless the other and its officers, directors, employees, agents, affiliates, successors and assigns, from and against any and all Losses (defined below) arising out of, relating to, connected with or incidental to: (i) any breach of any representation or warranty made by such Party in this Agreement or any other Transaction Document, and (ii) any breach or violation of, or failure to perform fully, any covenant, agreement, undertaking or obligation of such Party under this Agreement or any other Transaction Document or in any other documents or agreements contemplated hereby or thereby. The agreements in this Section 5 shall survive any termination of this Agreement. For the purposes of this Agreement, “Losses” shall mean all losses, liabilities, damages, deficiencies, diminution in value, suits, claims (including suits and claims brought by any shareholder of the Company), debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including reasonable and properly incurred costs and expenses related thereto, including without limitation reasonable attorneys’ fees and disbursements, court costs, amounts paid in settlement and reasonable and properly incurred expenses of investigation.

6.	GENERAL PROVISIONS.

6.1     Fees and Expenses. Except as otherwise provided herein, the Parties shall pay all their own costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with this Agreement.

6.2     Joint and Several Liability. The Purchasers shall be jointly and severally liable for any and all representation, warranties, covenants, agreements, obligations and liabilities of each Purchaser under this Agreement.

6.3     Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong Special Administrative Region without giving effect to the principles of conflicts of law of any jurisdiction.

6.4     Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by any Party without the written consent of the other Party.

6.5     Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof.

6.6     Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made by a Party pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other Party, upon delivery; (ii) when sent by facsimile, upon receipt of confirmation of error-free transmission; (iii) five (5) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Party as set forth in the attached Schedule A or such other address or facsimile number as may be notified by any Party to the other Party from time to time; or (iv) three (3) business days after deposit with an internationally recognized overnight delivery service, postage prepaid, addressed to the Parties as set forth with next business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 6.6 by giving, the other Party written notice of the new address in the manner set forth above.

6.7     Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of BAI and the Purchasers. Any amendment or waiver effected in accordance with this Section 6.7 shall be binding upon all of the Parties, and their respective assigns.

6.8     Captions. The captions included in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.9     Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.10     Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

6.11    Further Assurances. Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement and the other Transaction Documents, and shall coordinate and cooperate with the other and provide such information as the other Party may reasonably request in connection with any SEC filing required or advisable to be made by such Party in connection with the transactions contemplated by the Transaction Documents. Each Party shall notify the other promptly upon receiving any communication from SEC or other governmental authorities in connection with the transactions contemplated by the Transaction Documents.

6.12	Dispute Resolution.

(a)     Negotiation between Parties. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within thirty (30) days, Section 6.12(b) shall apply.

(b)     Arbitration. In the event the Parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) then in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules. The arbitration shall be conducted in English language. The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

6.13     Confidentiality. Each Party shall keep strictly confidential (i) any information obtained by it in connection with the negotiation and conclusion of this Agreement with respect to this Agreement from the other Party (and its affiliates) or the Company, and (ii) any transactions contemplated hereby (including without limitation the existence of this Agreement and any other Agreement executed among any of the Parties concurrently with this Agreement), except to the extent that the relevant information is already in public domain or disclosure of the relevant information is required by applicable laws, regulations or stock exchange rules or agreed by the other Party. In the event that the disclosure of any information is required by applicable laws, regulations or stock exchange rules, each Party shall, and the Company may require such Party to, provide the other Party and the Company with necessary assistance in such disclosure. The Parties agree and acknowledge that the Company is an intended third-party beneficiary of this Section 6.13 and shall have the right, power and authority to enforce the provisions hereof as if it was a Party hereto. This Section 6.13 shall survive after the expiration or termination of this Agreement.

[signature page follows]

[Signature Page to Securities Purchase Agreement]

[Signature Page to Securities Purchase Agreement]

SCHEDULE A

ADDRESS FOR NOTICES

If to the Purchasers:

Room 1806, Xueyuan International Tower, No. 1 Zhichun Road, Haidian district, Beijing China
Main Line: (8610) 8231 9999 Fax: (8610) 8233 7887

with a copy to:
Beijing TianYuan Law Firm
10/F, China Pacific Insurance Plaza, 28 Fengsheng Hutong, Xicheng District, Beijing, China 100032
Fax No.: (8610) 5776 3777
Attention: Tony Chen

If to BAI

Dr. Martin Dannhoff
Legal Department
Bertelsmann AG
Carl-Bertelsmann-Straße 270 | 33311 Gütersloh
Germany
Fax No.: +49 (0) 52 41-80-9324

with a copy to:

Unit 2804-2805, SK Tower, 6A Jianguomenwai Avenue, Chaoyang District, Beijing 100022, China
Main Line: (8610) 6563 0026 Fax: (8610) 6563 0376
Attention: Teresa Yu

Sheppard Mullin Richter & Hampton LLP
15/F Yintai Office Tower, Beijing Yintai Centre
Two Jianwai Ave., Chaoyang District
Beijing, China 100022
Fax No.: (8610) 6563 7999
Attention: Jenny Liu

SCHEDULE B

PURCHASE PRICE

	Number of	Per Share Purchase	Aggregate Purchase
Sale Date	Securities	Price	Price

November 29, 2011	5,422,841	US$1.7775	US$9,639,100
November 29, 2012	5,422,841	US$1.7775	US$9,639,100
November 29, 2013	5,422,841	US$1.7775	US$9,639,100

Total:	16,268,523		US$28,917,300

EXHIBIT A

PROMISSORY NOTE

_____________, 20__

US$_______________

FOR VALUE RECEIVED, the undersigned, CHAMPION SHINE TRADING LIMITED, a business company registered in the British Virgin Islands with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“CST”), CHAMPION EDUCATION HOLDINGS LIMITED, a business company registered in the British Virgin Islands its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“CEH” and together CST, the “Makers”), hereby jointly and severally promise to pay to the order of BERTELSMANN ASIA INVESTMENTS AG, a limited liability company organized under the laws of Switzerland (the “Holder”) with its registered address at Dammstrasse 19, CH – 6300 ZUG, Switzerland, on or before November 29, 2014 (the “Maturity Date”), the principal sum of ___________________(U$____________), in lawful money of the United States of America in immediately available funds as set forth below. This Note evidences the Makers’ obligation to the Holder for the payment for the purchase of certain securities of China Distance Education Holdings Limited pursuant to that certain Securities Purchase Agreement dated October 26, 2011. The obligation of the Makers with respect to this Note is secured by that certain first priority Deed of Share Charge dated October 26, 2011 executed by the Makers. This Note shall rank in priority to all indebtedness obligations of the Makers now or in the future incurred other than to the Holder.

This Note is non-interest bearing. Payment for all amounts due hereunder shall be made by wire transfer to the following account:

Name:	Bertelsmann Asia Investments AG, Dammstrasse 19, CH – 6300 ZUG, Switzerland
Bank:	UBS Union Bank of Switzerland AG, P. O. Box – CH – 8098 Zurich – Switzerland
SWIFT Code:	UBSWCHZH80A
For credit to:	230-483974.60P
IBAN:	CH27 0023 0230 4839 7460P

The Makers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and the respective dates thereof shall be endorsed by the Holder on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by the Holder in its internal records; provided, however, that the failure of the Holder hereof to make such a notation or any error in such a notation shall not in any manner affect the obligation of the Makers to make payments of principal in accordance with the terms of this Note.

The Makers shall be in default under this Note upon the default in the payment of the principal of this Note when due and payable (the “Event of Default”). Upon the occurrence of the Event of Default:

(a)     the entire amount of the Note shall be automatically accelerated and be immediately due and payable;

(b)     a default interest at the rate of 10% per annum, compounded weekly, shall accrue on any overdue amount payable under this Note from its due date up to the date of actual payment thereof; and

(c)     the Holder shall have all of the rights and remedies provided to the Holder, at law and in equity, by statute or otherwise, and no remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise.

This Note may be prepaid in full or in part at any time before the Maturity Date without any penalty assessed to the Makers. Any prepayment hereof shall be first applied to any amount due at that time, if any, and then to the remaining outstanding principal.

The rights and obligations of the Makers and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. The Makers may not assign their obligations under the Note without the prior written consent of the Holder.

THIS NOTE IS NON-NEGOTIABLE AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF HONG KONG WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

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[Promissory Note Signature Page]

CHAMPION SHINE TRADING LIMITED

By:  ___________________________
        Zhu Zhengdong
       Director

CHAMPION EDUCATION HOLDINGS LIMITED

By:  ___________________________
        Zhu Zhengdong
        Director

Note Payment Schedule

	Amount and Type of	Payments		Person Making
Date	Loan	Principal	Balance of Note	Notation